Exhibit 99.1

FOR IMMEDIATE RELEASE

INTROGEN THERAPEUTICS REPORTS THIRD QUARTER 2004 FINANCIAL RESULTS

Results for the Quarter Ended September 30, 2004 in Line with Expectations

AUSTIN, TX, November 15, 2004 — Introgen Therapeutics, Inc. (NASDAQ: INGN) announced today its results for the quarter ended September 30, 2004, reporting progress during these periods in its preclinical and clinical development programs, as well as its intellectual property portfolio.

Introgen reported a net loss of $7.0 million, or $0.26 per share, for the quarter ended September 30, 2004. These results compare to a net loss of $7.6 million, or $0.28 per share, for the quarter ended June 30, 2004, and a net loss of $4.4 million, or $0.19 per share, for the comparable prior year quarter ended September 30, 2003.

“These results showing cash usage of approximately $5.2 million are in line with our expectations,” said James W. Albrecht, Jr., Introgen’s chief financial officer.

During the quarter ended September 30, 2004, cash, cash equivalents and short-term investments decreased $5.2 million. At September 30, 2004, Introgen had cash, cash equivalents and short-term investments of $20.8 million.

Revenue was $209,000 for the quarter ended September 30, 2004, compared to revenue of $273,000 for the quarter ended June 30, 2004, and $9,000 for the quarter ended September 30, 2003. Operating expenses were $7.4 million for the quarter ended September 30, 2004, compared to $8.1 million for the quarter ended June 30, 2004, and $5.0 million for the quarter ended September 30, 2003.

For the nine months ended September 30, 2004, Introgen reported a net loss of $20.0 million, or $0.75 per share, compared to a net loss for the nine months ended September 30, 2003 of $13.9 million, or $0.62 per share. Revenue for the nine months ended September 30, 2004 was $592,000, compared to revenue for the nine months ended September 30, 2003 of $302,000. Operating expenses were $21.3 million for the nine months ended September 30, 2004 compared to $15.5 million for the nine months ended September 30, 2003.

Quarterly Conference Call
Introgen has scheduled a conference call to discuss the financial results at 4:30 p.m. ET today. Interested parties can access a live Internet broadcast at www.introgen.com. For those unable to listen to the broadcast the call will be archived at Introgen’s Website at www.introgen.com in the Investor Relations section.

Introgen is a leading developer of biopharmaceutical products designed to induce therapeutic protein expression using non-integrating gene agents for the treatment of cancer and other diseases. Introgen maintains integrated research, development, manufacturing, clinical and regulatory departments and operates a commercial-scale, CGMP manufacturing facility.

Certain statements in this press release that are not strictly historical may be “forward-looking” statements, which are based on current expectations and entail various risks and uncertainties. Such forward-looking statements include, but are not limited to, those relating to Introgen’s future success with its clinical development program for treatment of cancer or other diseases. There can be no assurance that Introgen will be able to commercially develop gene-based drugs, that necessary regulatory approvals will be obtained or that any clinical trials or studies undertaken will be successful or that the proposed treatments will prove to be safe and/or effective. The actual results may differ from those described in this press release due to risks and uncertainties that exist in Introgen’s operations and business environment, including, but not limited to, Introgen’s stage of product development and the limited experience in the development of gene-based drugs in general, Introgen’s dependence upon proprietary technology and the current competitive environment, history of operating losses and accumulated deficits, reliance on collaborative relationships, and uncertainties related to clinical trials, the safety and efficacy of Introgen’s product candidates, the ability to obtain the appropriate regulatory approvals, Introgen’s patent protection and market acceptance, as well as other risks detailed from time to time in Introgen’s filings with the Securities and Exchange Commission including its annual report on Form 10-K filed with the Securities and Exchange Commission on March 5, 2004 and its quarterly report on Form 10-Q filed with the Securities and Exchange Commission on August 16, 2004. Introgen undertakes no obligation to publicly release the results of any revisions to any forward-looking statements that reflect events or circumstances arising after the date hereof.

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Editor’s Note: For more information on Introgen Therapeutics, or for a menu of archived press releases, please visit Introgen’s Website at www.introgen.com.

Contact:

Introgen Therapeutics, Inc.
C. Channing Burke
(512) 708 9310 Ext. 322
Email: c.burke@introgen.com